UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT
    Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2002

                         Ag Services of America, Inc
           (Exact name of registrant as specified in its charter)

                                      Iowa
                 (State or other jurisdiction of incorporation)


        000-19320                                   42-1264455
  (Commission File Number)           (IRS Employer Identification Number)

      1309 Technology Parkway, Cedar Falls, IA                      50613
      (Address of principal executive offices)                   (Zip Code)

Registrant's telephone number, including area code:  (319) 277-0261

Item 1. Changes in Control of Registrant

              Ag Services Announces Planned Equity Infusion

Cedar Falls, Iowa, November 14, 2002/Business Wire/: Ag Services of America, Inc.(NYSE:ASV) and American Securities Capital Partners, L.P. (ASCP) announced today that they had signed a letter of intent under which ASCP will invest up to $70 million in Ag Services in exchange for preferred stock and warrants exercisable at $10.50 per share representing a 51.7 percent interest in Ag Services.

     Ag Services, based in Cedar Falls, Iowa, is a leading provider of agricultural supplies and financing to farmers. The Company had said earlier this month that it had retained Rabobank International to consider the sale of or strategic investment in the Company.

     The letter of intent contemplates that ASCP, a New York private-equity investment firm, will contribute up to $70 million in three annual payments; the first payment of $35 million is expected on or before February 28, 2003, subject, among other things, to satisfactory completion of due diligence and Ag Services arranging for long-term financing. The second and third payments are conditional upon Ag Services achieving certain economic thresholds. ASCP will have voting control of Ag Services after the initial funding. Definitive terms of the proposed transaction have yet to be determined.

     The executive team of Ag Services believes this transaction will position the Company to leverage its enhanced capital base and expand its services to its marketplace. In addition to increased borrowing capacity, Ag Services is expected to achieve the benefits of scale in borrowing rates and leverage ratios resulting in increased growth and profitability. Ag Services executive team also believes that ASCP understands its business and recognizes that the doubling of its capital base will better position the Company to take full advantage of the substantial growth opportunities that exist.

     "We are impressed with the specialty finance business model of Ag Services and the caliber of the management team," said Michael G. Fisch, president of ASCP. "Because of the leading position the company has built in the agriculture supply financing sector, we believe that Ag Services offers a compelling business proposition to its customers and, accordingly, superior growth prospects over the years to come."

     The transaction is subject to shareholder vote and is expected to close on or before Ag Services' fiscal year end February 28, 2003.

     For the six months ended last August 31, Ag Services reported revenues of $360.5 million, a 31 percent increase from the year earlier period, and net income of $4.7 million, a 21 percent increase.

     Rabobank International is acting as financial advisor to the Company. George K. Baum & Company is advising ASCP.

     American Securities Capital Partners is the private-equity investment arm of American Securities, a family office founded in 1947 by the late William Rosenwald, to manage his share of his family's Sears Roebuck fortune. ASCP is currently investing its third private-equity investment fund with outside investors, a fund with commitments of $650 million that was raised in 2001. (See www.american-securities.com)

     Ag Services of America, Inc. is based in Cedar Falls, Iowa, and is a leading supplier of crop input financing and agricultural inputs, including seed, chemicals and fertilizers to primarily corn and soybean growers in the U.S. The Company's one-stop shopping business model includes competitive and flexible financing packages through its AgriFlex(R)Credit program combined with the most comprehensive offering of agricultural inputs from national sources such as Asgrow, BASF, Dekalb, Dow AgroSciences, DuPont, Garst, Monsanto, Syngenta and Pioneer Hi-Bred. The Company also administers additional financing programs for various suppliers, manufacturers and distributors in the agricultural industry and provides ancillary services such as crop insurance and grain marketing.

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. The factors that could cause actual results to differ materially, include the following: general economic conditions within the agricultural industry; competitive factors and pricing pressures; changes in product mix; changes in the seasonality of demand patterns; changes in weather conditions; changes in agricultural regulations; unknown risks; the amount and availability under its asset backed securitization program; and the risks described from time to time in the Company's SEC reports.

     AgriFlex Credit is a registered trademark of Ag Services of America, Inc. All other trademarks or product names are the property of their respective owners. For more information visit www.agservices.com

                                    Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               Ag Services of America, Inc.
                                               ---------------------------
                                                      (Registrant)


Date: November 27, 2002                        /s/ John T. Roth
                                               --------------------------
                                               John T. Roth
                                               Vice President Finance